EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

THIS EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT (the “Agreement”) effective as of the 28th day of July, 2023 by and among Nomura Alternative Income Fund, a Delaware statutory trust (the “Fund”) and Nomura Private Capital LLC, a Delaware limited liability company (“the Investment Manager”).

WITNESSETH:

WHEREAS, the Investment Manager acts as investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund (the “Investment Management Agreement”);

NOW, THEREFORE, in consideration of the Fund engaging the Investment Manager pursuant to the Investment Management Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Prospectus as currently in effect.

2. The Investment Manager agrees with the Fund to waive fees that it would otherwise have been paid, and/or to assume expenses of the Fund (a “Waiver”) if required to ensure the Total Annual Expenses of the Fund (excluding any taxes, fees and interest payments on borrowed funds, distribution and servicing fees, brokerage and distribution costs and expenses, acquired fund fees and expenses (as determined in accordance with SEC Form N-2), the Incentive Fee, expenses incurred in connection with any merger or reorganization, and extraordinary or non-routine expenses, such as litigation expenses), do not exceed 1.20%, 1.20% and 1.20% of the average daily net assets of Class I Shares, Class D Shares and Class A Shares, respectively (collectively, the “Expense Limit”).

3. Unless earlier terminated by the Fund, this Agreement shall become effective on the date specified herein for an initial term ending July 28, 2024, and during such initial term this Agreement may not be terminated by the Investment Manager. This Agreement will automatically renew for consecutive one-year terms thereafter, and the Agreement may not be terminated by the Investment Manager other than as of the end of the then current term. Subject to the initial two sentences of this paragraph, any party may terminate this Agreement upon thirty (30) days’ written notice to the other party.

4. For a period not to exceed (3) three years from the date on which a Waiver is made, the Investment Manager may recoup amounts waived or assumed, provided the Investment Manager is able to effect such recoupment and the Fund will remain in compliance with the Expense Limit in place at the time of the Waiver and the current Expense Limit at the time of the recoupment. To the extent that such recoupment is due, the Fund shall effect such payment as promptly as possible. To the extent that the full amount of such waived amount or expense assumed cannot be recouped as provided in the previous sentence within such applicable three-year period, such recoupment right shall be extinguished.

5. If this Agreement is terminated by the Fund, the Fund agrees to pay to the Investment Manager any amounts payable pursuant to paragraph 4 that have not been previously paid and, subject to the Investment Company Act of 1940, as amended (the “Investment Company Act”), such payment will be made to the Investment Manager not later than (3) three years from the date on which a Waiver was made by the Investment Manager (regardless of the date of termination of this Agreement), so long as the Investment Manager is able to effect such recoupment and the Fund will remain in compliance with the

Expense Limit as if such Expense Limit was still in effect. If this Agreement is terminated by the Investment Manager, the Fund agrees to pay to the Investment Manager any amounts payable pursuant to paragraph 4 that have not been previously paid and, subject to the Investment Company Act, such payment will be made to the Investment Manager not later than thirty (30) days after the termination of this Agreement, so long as the Investment Manager is able to effect such recoupment and remain in compliance with the Expense Limit as if such Expense Limit was still in effect.

6. This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, the applicable provisions of the Investment Company Act will control.

7. This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

NOMURA ALTERNATIVE INCOME FUND

/s/ Robert Stark
By:	Robert Stark
Title:	President

NOMURA PRIVATE CAPITAL LLC

/s/ Robert Stark
By:	Robert Stark
Title:	Chief Executive Officer